EXHIBIT 99.1

Steel Partners Holdings Announces Retirement of Board Member Joseph L. Mullen

NEW YORK, N.Y. -- July 2, 2020 -- Steel Partners Holdings L.P. (NYSE: SPLP) ("Steel Partners" or the "Company") today announced that Joseph L. Mullen has retired from its Board of Directors.

Joseph Mullen has served on the Board of Directors of Steel Partners since July 15, 2009, including as the chair of the Compensation Committee. Prior to that, he served as a director of WebFinancial Corporation, our predecessor entity, from 1995 until December 2008.

“Joe has been a leader and outstanding fiduciary to the Company during his 25 years of service,” said Warren Lichtenstein, Executive Chairman. “He has been a source of knowledge for Steel Partners and me personally, and his many contributions over the years have been invaluable. We are grateful for his input and support and wish him the very best in his retirement.”

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in various companies, including diversified industrial products, energy, defense, supply chain management and logistics, direct marketing, banking, and youth sports.

Investor Contact

Steel Partners Holdings L.P.
Jennifer Golembeske, 212-520-2300
jgolembeske@steelpartners.com